Exhibit 99.1

For Immediate Release	Contact:
Susan Datz Edelman
Director, Corporate Communications
(904) 680-6909
sedelman@web.com

Philip J. Facchina Joins Web.com Board of Directors

JACKSONVILLE, FL – November 29, 2010 – Web.com Group Inc. (NASDAQ: WWWW) a leading provider of online marketing for small businesses, today announced that Philip J. Facchina has joined its Board of Directors.

Facchina is currently a Partner and the Chief Operating Officer of Ramsey Asset Management, Inc. (RAM), a $500 million long/short hedge fund serving institutional investors. Prior to joining RAM in 2008, Facchina spent approximately 10 years with FBR Capital Markets, serving principally as Senior Managing Director and Group Head of  Technology, Media & Telecom and Healthcare groups within FBR’s Investment Banking unit, subsequently serving also as Head of Financial Sponsors.  While at FBR, he completed over 170 investment banking transactions having aggregate transaction value of approximately $15 Billion. Prior to FBR, Facchina served variously as President, Executive VP and Chief Financial Officer of both public and private technology companies.  His early involvement in the Internet ultimately led to the sale of one such company, NetChannel, Inc. to AOL.

“Phil’s expertise in the capital markets and as an Internet executive makes him an excellent addition to our board,” said David Brown, chairman of the board and chief executive officer of Web.com.  “This is a time of growth and opportunity for Web.com, and Phil, along with our other board members, will be an invaluable resource as we continue the growth of our business.”

About Web.com
Web.com Group, Inc. (NASDAQ: WWWW) is a leading provider of online marketing solutions for small businesses. Web.com meets the needs of small businesses anywhere along their lifecycle by offering a full range of online services and support, including domain name registration services, website design, logo design, search engine optimization, search engine marketing and local sales leads, general contractor leads, franchise and homeowner association websites, shopping cart software, eCommerce website design and call center services. For more information on the company, please visit http://www.web.com or call 1-800-GETSITE (1-800-438-7483).

Note to Editors: Web.com is a registered trademark of Web.com Group, Inc.

Forward-Looking Statements
This press release includes certain "forward-looking statements" that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.  These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts.  These statements are sometimes identified by words such as “will,” “seek,” or words of similar meaning. As a result of the ultimate outcome of such risks and uncertainties, Web.com’s actual results could differ materially from those anticipated in these forward-looking statements.  These statements are based on Web.com’s current beliefs or expectations, and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements and other risks that may impact Web.com’s business.  Other risk factors are set forth in reports filed by Web.com with the Securities and Exchange Commission, including most recently Web.com’s Form 10-Q for the quarter ended September 30, 2010 filed with the SEC on November 5, 2010. These reports are available on a website maintained by the Securities and Exchange Commission at www.sec.gov.  Web.com expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

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